EXPENSE LIMITATION AGREEMENT
                          ----------------------------

                       AMSTAR INVESTMENT MANAGEMENT, INC.
                         225 West 34th Street, Suite 918
                            New York, New York 10122

                                                                December 4, 2002

AMSTAR INVESTMENT  TRUST
135 Merchant Street, Suite 230
Cincinnati, Ohio 45246

Dear Sirs:

     Amstar Investment Management LLC confirms our agreement with you as follows:

     1. You are an open-end management investment company registered under the Investment Company Act of 1940 (the "Act") and are authorized to issue shares of separate series (funds), with each fund having its own investment objective, policies and restrictions. Pursuant to an Investment Advisory Agreement dated as of December 4, 2002 (the "Advisory Agreement"), you have employed us to supervise and oversee the investment and reinvestment of the assets of the funds listed on Appendix A to this Agreement (the "Funds").

     2. We hereby agree that, notwithstanding any provision to the contrary contained in the Advisory Agreement, we shall limit as provided herein the aggregate ordinary operating expenses incurred by each Fund by the amount of fees ("Advisory Fees") payable to us under the Advisory Agreement (the "Limitation"). Under the Limitation, we agree that, through December 31, 2005, such expenses shall not exceed a percentage (the "Percentage Expense Limitations") of the average daily net assets of the Funds, see Appendix A. To determine our liability for the applicable expenses in excess of the Percentage Expense Limitations, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Percentage Expense Limitation based on the number of days elapsed within the fiscal year of the Fund, or limitation period, if


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shorter the ("Prorated  Limitation").  The Prorated Limitation shall be compared to the expenses of the applicable Class of the Fund recorded through the current day in order to produce the allowable expenses to be recorded for the current day (the "Allowable Expenses"). If Advisory Fees and other expenses of the Fund for the current day exceed the Allowable Expenses, Advisory Fees for the current day shall be reduced by such excess ("Unaccrued Fees"). In the event such excess exceeds the amount due as Advisory Fees, we shall be responsible to the Fund to pay or absorb the additional excess ("Other Expenses Exceeding Limit"). If there are cumulative Unaccrued Fees or cumulative Other Expenses Exceeding the Limit, these amounts shall be repaid to us by you subject to the following conditions:
(1) no such payment shall be made to us with respect to Unaccrued Fees or Other Expenses Exceeding Limit that arose more than three years prior to the proposed date of payment, and (2) such payment shall be made only to the extent that it does not cause the Fund's aggregate expenses, on an annualized basis, to exceed the Percentage Expense Limitation.

     3. Nothing in this Agreement shall be construed as preventing us from voluntarily limiting or waiving our advisory fees outside the contours of this Agreement during any time period before or after December 31, 2005, nor shall anything herein be construed as requiring that we limit or waive any of our advisory fees incurred after December 31, 2005, or, except as expressly set forth herein, prior to such date.

     4. This Agreement shall become effective on the date hereof and supercedes any expense limitation agreement previously entered into with respect to the Fund. This Agreement may be terminated by either party hereto upon not less than 60 days' prior written notice to the other party, provided, however, that (1) we may not terminate this Agreement without the approval of your Board of Trustees, and (2) this Agreement will terminate automatically if, as and when we cease to serve as investment adviser of the Fund. Upon the termination or expiration hereof, we shall have no claim against you for any amounts not reimbursed to us pursuant to the provisions of paragraph 2.


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     5. This  Agreement  shall be construed in  accordance  with the laws of the
State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

     If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.


                                            Very truly yours,

                                            AMSTAR INVESTMENT MANAGEMENT LLC

                                            By: /s/Robert J. Adler
                                            Managing Member



Agreed to and accepted as of
the date first set forth above.

AMSTAR INVESTMENT TRUST

By:  /s/Robert J. Adler
Chairman




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                                   APPENDIX A

Fund Name                       Class A       Class B        Class C
---------                       -------       -------        -------
International Equity            1.75%          2.50%         2.50%
High Yield                      1.50%          2.25%         2.25%
Total Return                    1.25%          2.00%         2.00%